EXHIBIT 7.9

                           NO.__ OF TWENTY-FIVE NOTES

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE'S SECURITIES LAWS. NEITHER THIS NOTE NOR ANY PORTION THEREOF MAY BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR OFFERED FOR SALE UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE WHICH IS ACCOMPANIED BY AN OPINION OF ISSUER COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED. THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATE TO THE SENIOR OBLIGATIONS, AS DEFINED HEREIN

                               AMENDED & RESTATED
                   U.S.$ 1,000,000 UNSECURED SUBORDINATED NOTE
                                       OF
                       HUNGARIAN TELEPHONE AND CABLE CORP.

(Amending and Restating a Promissory Note dated May 12, 1999)

Principal Amount: U.S. $1,000,000

Issue Date: May 12, 1999 and Expiration Date: March 31, 2007 amended and restated April 11, 2000

For value received, Hungarian Telephone and Cable Corp., a company formed under the laws of the State of Delaware, U.S.A. (the "Issuer"), hereby promises to pay to Postabank es Takarekpenztar Reszvenytarsasag the principal amount of this Note on the dates and in the amounts specified in the Conditions (as defined below). The Issuer promises to pay interest on the unpaid principal amount of this Note until the principal amount is paid in full, at such interest rates and payable at such times, as specified in the Conditions.

This Note is one of a series of twenty-five Notes (collectively, the "Notes") dated the Issue Date and amended and restated on April __, 2000 which have been issued by the Issuer in favor of Postabank es Takarekpenztar Reszvenytarsasag ("Postabank") to amend and restate certain notes issued by the Issuer in favor of Postabank pursuant to a securities purchase agreement (as amended, the "Securities Purchase Agreement") dated May 10, 1999 between the Issuer and Postabank. Each of the Notes is subject to the additional terms and conditions which are set forth in the annex attached hereto (the "Conditions") and are incorporated herein by reference in their entirety.

Upon any redemption of less than the entire principal amount outstanding of this
Note in accordance with the Conditions, the amount so redeemed shall be recorded by the Issuer in the register maintained by the Issuer (the "Register") and the principal amount outstanding of this Note from time to time shall be as recorded in the Register. The Issuer will promptly upon written request from a Noteholder provide free of charge to such Noteholder a certified copy of the Register indicating the aggregate principal amount of the Notes redeemed on or prior to the date of such copy.

This Note is issued in registered form and is not transferable in part.


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


AS WITNESS the signature of a duly authorized officer on behalf of the Issuer:

HUNGARIAN TELEPHONE AND CABLE CORP., AS ISSUER

By: _______________________________
Name: Kaj Ole Bertram
Title: President and Chief Executive Officer

duly authorized signatory
EXECUTED as of April __, 2000


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


FORM OF TRANSFER

BETWEEN:

(1) [Transferor] (the "Transferor"); and

(2) [Transferee] (the "Transferee").

DATE: [____________]

For value received the Transferor hereby transfers [*] Note[s] issued by Hungarian Telephone and Cable Corp. (the "Note[s]") in the original principal amount of U.S.$ [*] to the Transferee in accordance with the Conditions (as defined in the Note) and instructs the Issuer to register the Transferee as owner of the Note[s].

SIGNED:

.......................................           ...............................
duly authorized signatory                        duly authorized signatory
for and on behalf of                             for and on behalf of
[Transferor] as Transferor                       [Transferee] as Transferee


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


  TERMS AND CONDITIONS OF THE AMENDED AND RESTATED UNSECURED SUBORDINATED NOTES

The issue (the "Note Issue") of the Notes (the "Notes") of Hungarian Telephone and Cable Corp. (the "Issuer") are subject to these terms and conditions (the "Conditions"). The Noteholders (as defined below) are bound by, and are deemed to have notice of, all the Conditions contained herein applicable to them.

1. Defined Terms and Interpretations

As used in the Securities Purchase Agreement (including the attached Exhibits) and in respect of the certificates for and terms and conditions of the Notes, the following terms shall have the specified meanings (unless otherwise defined therein):

"Arrangers" means Citibank, N.A. and Westdeutsche Landesbank Girozentrale, each in its capacity as Arranger under the Senior Secured Credit Agreement;

"Banks" means the Arrangers and the other financial institutions from time to time party to the Senior Secured Credit Agreement;

"Business Day" means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in New York City and Budapest;

"Clause" means, subject to any contrary indication, a reference to a Clause hereof;

"Condition" and "Conditions" shall have the meanings ascribed thereto herein;

"Dispute" shall mean any dispute or difference arising out of or in connection with this Note, including any question as to its existence, validity or termination;

"Expiration Date" means March 31, 2007, or if such day is not a Business Day, the next succeeding day which is a Business Day;

"Facility Agent" means, at any time, the facility agent for the Banks under the Senior Secured Credit Agreement at such time, being as at the date of the amendment and restatement of the Notes, Citibank International plc;

"Finance Documents" means, at any time, each of the Securities Purchase Agreement, the Warrant Agreement and any other document, notice, instrument or agreement entered into or delivered pursuant to any of the foregoing, and "Finance Document" shall mean any or each such document, notice, instrument or agreement;

"Finance Parties" has the meaning ascribed to such term in the Senior Secured Credit Agreement;


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


"Fixed Margin" means in relation to each Interest Period or other relevant period six per cent (6%) per annum; provided that if the interest on the Notes is duly paid on the Interest Payment Date for an Interest Period when due, then the Fixed Margin for such Interest Period shall be three and one-half per cent (31/2%) per annum;

"Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

"HTCC Consulting" means HTCC Tanacsado Reszvenytarsasag;

"HTCC Group" means the Issuer and each of its subsidiaries;

"holder" has the meaning ascribed to such term in Clause 5.2;

"Hungary" means the Republic of Hungary;

"Interbank Rate" means in relation to any Interest Period or other period, the arithmetic mean (rounded upward to the nearest four decimal places) of the offered quotations for U.S. dollar deposits for such period which appear on the relevant Telerate Page of the Telerate Service which displays a British Bankers Association Interest Settlement Rate for U.S. dollars (or such other page or such other service as may replace such page and/or service, as appropriate, for the purpose of displaying London Interbank Offered Rates of leading banks) at or about 11:00 a.m. (London time) on the applicable Quotation Day; provided that if there is one only or no such offered quotations on the relevant Telerate Page of the Telerate Service or there is no relevant Telerate Page, the applicable interest rate shall be the arithmetic mean (rounded upwards, if not already such a multiple of one-sixteenth of one per cent (0.0625%)) of the rates at which each of the Reference Banks was offering to prime banks in the Budapest Interbank market deposits in U.S. dollars at or about 11:00 a.m. (Budapest time) on the applicable Quotation Day for a period equal to such period and in an amount comparable with the amount to be outstanding during such period;

"Interest Payment Date" has the meaning ascribed to it in Clause 14.2;

"Interest Payment Default" means any interest payment when due on the Interest Payment Date therefor shall fail to be made and such failure shall continue for at least 365 consecutive days after such Interest Payment Date; provided, however that no Interest Payment Default shall be deemed to have occurred hereunder if, within 10 days after the end of such 365-day period, the Noteholder shall have received all interest accrued (including, without limitation, interest accruing pursuant to Clause 15.1) from such Interest Payment Date to the date the interest payment is made;


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

"Interest Period" means, subject as provided below, in relation to any Note, a period of six (6) months provided that:

(a) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period over into another calendar month in which event such Interest Period shall end on the last preceding Business Day; and

(b) any Interest Period which commences on the last day of a calendar month and any Interest Period which commences on a day for which there is no numerically corresponding day in the calendar month which is the relevant number of months after the commencement of such Interest Period shall end on the last Business Day of the calendar month which is the relevant number of calendar months after the commencement of such Interest Period;

"Issue Date" means, as to any Note, the date(s) specified as such in such Note;

"Issuer" means Hungarian Telephone and Cable Corp., a corporation formed under the laws of the State of Delaware;

"Majority Lenders" has the meaning ascribed to such term in the Senior Secured Credit Agreement;

"Mandatory Prepayment Event" means any of the following:

(a) while any Senior Obligations shall remain unpaid or any commitment under the Senior Secured Credit Agreement shall be in force, the occurrence of (i) any Senior Default or (ii) an Interest Payment Default; or

(b) at any time after the Senior Obligations shall have been paid in full and the commitments under the Senior Secured Credit Agreement shall have been terminated, (i) the occurrence of any "Event of Default" (as defined in the Senior Secured Credit Agreement as in effect immediately prior to such payment and termination) or (ii) the Issuer shall fail to make any payment (whether of principal, interest or otherwise) when due under this Note;

"month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have


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

ended, in which case it shall end on the immediately preceding Business Day if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month;

"Noteholder" has the meaning ascribed to such term in Clause 5.2;

"Notes" means the notes issued in accordance with the Securities Purchase Agreement, as such notes have been amended and restated on April __, 2000, and to which the Conditions contained herein are applicable;

"Person" means an individual, partnership, corporation (including a business trust), joint stock issuer, estate, trust, limited liability issuer, unincorporated association, joint venture or other entity, or a Governmental Authority;

"Post-Petition Interest" means interest at the contract rate accruing subsequent to the filing of a petition initiating any proceeding in bankruptcy, insolvency or like proceeding whether or not such interest is an allowed claim enforceable against the debtor in any proceeding under any applicable bankruptcy law;

"Quotation Day" means in relation to any Interest Period or other period, the day on which interest rate quotations are ordinarily given by prime banks in the London Interbank Market for deposits in U.S. dollars for delivery on the first day of the Interest Period or other such period; provided that, if, for any such period, quotations would ordinarily be given on more than one day, the Quotation Day for such period will be the last of those days;

"Reference Banks" means the principal London offices of ABN AMRO Bank N.V., Citibank N.A. and ING Bank N.V., or such other bank or banks as may from time to time be agreed between the Issuer and the Noteholders, such agreement not to be unreasonably withheld or delayed;

"Register" means the register to be kept by the Issuer in which the Noteholders from time to time of the Notes are registered;

"Schedule" shall, subject to any contrary indication, be construed as a reference to a schedule hereto;

"Senior Default" means, while any Senior Obligations shall remain unpaid or any commitment under the Senior Secured Credit Agreement shall be in force, the occurrence of "Event of Default" (as defined in the Senior Secured Credit Agreement) and the acceleration of the maturity of the Senior Obligations in accordance with the terms thereof, if such acceleration shall continue for at least 365 consecutive days after the Facility Agent has so elected such acceleration;


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


"Senior Guaranty" means the Deed of Guarantee No. 6 dated as of April __, 2000 among the Issuer, as guarantor, Citibank International plc, as Facility Agent and beneficiary, Citibank Rt., as Security Agent and beneficiary and Hungarotel Tavkozlesi Koncesszios Reszvenytarsasag, RABA-COM Tavkozlesi Koncesszios Reszvenytarsasag, Papa es Tersege Tavkozlesi Koncesszios Reszvenytarsasag, and KNC Kelet-Nograd COM Tavkozlesi Koncesszios Reszvenytarsasag, as countersignors;

"Senior Indebtedness" means all indebtedness and other obligations of any member of the HTCC Group to the Finance Parties under or in connection with the Senior Loan Agreements;

"Senior Loan Agreements" means the Senior Secured Credit Agreement, the Senior Guaranty, the Senior Security Deposit Agreement, the Senior Security Agreement, and each "Senior Finance Document" (as defined in the Senior Secured Credit Agreement) and, in each case, any other agreement relating to the obligations thereunder;

"Senior Obligations" means the principal, premium, if any, interest (including Post-Petition Interest), penalties, fees, expenses, claims, charges, indemnity obligations, attorneys' fees and expenses, and other liabilities with respect to the Senior Indebtedness;

"Senior Secured Credit Agreement" means the EUR 130,000,000 Secured Senior Debt Facility Agreement dated as of April __, 2000 among Hungarotel Tavkozlesi Koncesszios Reszvenytarsasag, RABA-COM Tavkozlesi Koncesszios Reszvenytarsasag, Papa es Tersege Tavkozlesi Koncesszios Reszvenytarsasag, and KNC Kelet-Nograd COM Tavkozlesi Koncesszios Reszvenytarsasag, as Borrowers; the Issuer and HTCC Consulting, as Guarantors; Citibank, N.A. and Westdeutsche Landesbank Girozentrale, as Arrangers; the Facility Agent; Citibank Rt., as Security Agent; and the financial institutions party to the Senior Secured Credit Agreement in their capacity as lenders;

"Senior Security Agreement" means the Pledge and Security Agreement dated as of April __, 2000 by the Issuer in favor of Citibank Rt., as Security Agent;

"Senior Security Deposit Agreement" means the Security Deposit No. 1 Agreement dated as of April __, 2000 among the Issuer, as depositor, Citibank Rt., as Security Agent and depositee, and Hungarotel Tavkozlesi Koncesszios Reszvenytarsasag, RABA-COM Tavkozlesi Koncesszios Reszvenytarsasag, Papa es Tersege Tavkozlesi Koncesszios Reszvenytarsasag, and KNC Kelet-Nograd COM Tavkozlesi Koncesszios Reszvenytarsasag, as countersignors;

"Standstill Termination Date" means the earlier of (a) the repayment in full in cash of the Senior Obligations and (b) March 31, 2007;

"Subordinated Debt" has the meaning ascribed to such term in Clause 19;

"Subordination Event" means the occurrence of any "Event of Default" as defined in the Senior Secured Credit Agreement;

"Tax" means any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

"U.S. dollar", "dollars", "USD", "$" and "U.S.$" means the lawful currency of the United States of America;

"Warrants" means the warrants to purchase common stock of the Issuer, set out as Exhibit B to the Securities Purchase Agreement; and

"winding up", "dissolution", "administration or "re-organization" of the Issuer or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which the Issuer or corporation is incorporated or any jurisdiction in which the Issuer or corporation carries on business, including the seeking of liquidation, winding up, re-organization, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.2 Save where the contrary is indicated, any reference herein to:

(a) the Securities Purchase Agreement or any other agreement or document shall be construed as a reference to the Securities Purchase Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented to the extent expressly permitted by the terms of the Senior Loan Agreements;

(b) a reference to any Person includes its successors and permitted transferees and permitted assigns;

(c) a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted; and

(d) a reference to the Senior Secured Credit Agreement, the Senior Guaranty, the Senior Security Deposit Agreement and any other Senior Loan Agreement, shall be construed as a reference to any such agreement as any such agreement may be amended, restated, renewed, replaced, refinanced, supplemented or otherwise modified from time to time, and to any agreement extending the maturity of, refinancing or otherwise restructuring all or any portion of the obligations under such agreements or any successor thereto;


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


1.3 Clause and Schedule headings are for ease of reference only. Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa.

2. The Notes

The Notes having an aggregate principal amount of twenty-five million U.S. dollars (U.S.$ 25,000,000) have been issued in twenty-five (25) Notes of equal value.

3. Purpose

3.1 The proceeds of the Notes have been used by the Issuer for the making of various loans to members of the HTCC Group.

4. Constitution of the Notes

4.1 The Issuer hereby covenants in favor of the Noteholders and each Noteholder that it will duly perform and comply with the obligations expressed to be undertaken by it in the Conditions (and for this purpose any reference in the Conditions to any obligation or payment under or in respect of any Note shall be construed to include a reference to any obligation or payment under or pursuant to this provision). The Issuer hereby unconditionally and irrevocably acknowledges the right of every Noteholder to the prompt production of a copy of the Securities Purchase Agreement.

4.2 The covenant set out in Clause 4.1 shall inure to the benefit of the Noteholders and each Noteholder and its/their (and any subsequent) successors and permitted transferees, each of which shall be entitled severally to enforce the covenant set out in Clause 4.1.

4.3 Each Noteholder shall be entitled to transfer or assign all or any of its rights, benefits and obligations in respect of this Clause 4 solely in accordance with Clause 6 (Transfers of Notes).

5. Form and Title

5.1 The Notes are issued in registered form. The Issuer will maintain a register (the "Register") in respect of the Notes.

5.2 In these Conditions, the "holder" of a Note means the person in whose name such Note is for the time being registered in the Register (or, in the case of a joint holding, the first named thereof) and "Noteholder" shall be construed accordingly. The holder of a Note shall (except as otherwise required by law) be treated as the absolute owner of such Note for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing on any Note (other than the endorsed form of transfer) or any


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


notice of any previous loss or theft of such Note) and no person shall be liable for so treating such holder.

6. Transfers of Notes

6.1 Subject to Article XI of the Securities Purchase Agreement, Clause 6.3 and Clause 19, a Note may be transferred in whole (but not in part) upon surrender of such Note, with the endorsed form of transfer duly completed, at the office of the Issuer specified in Clause 21.1, together with such evidence as the Issuer may reasonably require to prove:

(a) the title of the transferor; and

(b) the authority of the individuals who have executed the form of transfer.

The transfer of a Note will be effected without charge.

6.2 Within five (5) Business Days of the surrender of a Note in accordance with Clause 6.1 above, the Issuer will register the transfer in question and deliver a new Note to the relevant holder at its specified office or (at the request and risk of such relevant holder) by uninsured first class mail (airmail if overseas) to the address specified for the purpose by such relevant holder.

6.3 No Noteholder may require transfers to be registered during the period of five (5) Business Days prior to the due date for any payment of principal in respect of any Note.

7. Status

The Notes constitute direct, general and unconditional obligations of the Issuer which will at all times rank subordinated to the Senior Obligations and pari passu with all other present and future unsecured obligations of the Issuer.

8. Conditions Precedent to Issuance of the Notes

The conditions precedent for the issuance of the Notes have been duly satisfied.

9. Representations and Warranties of the Issuer

The Issuer hereby repeats and on the Issue Date of any Note is deemed to repeat, in favor of the Noteholders and each Noteholder, each of the representations and warranties set out in Article III (Representations and Warranties of the Company) of the Securities Purchase Agreement, as if each such representation and warranty were set out herein, by reference to the then existing facts and circumstances.


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

10.      Covenants of the Issuer

10.1 The Issuer covenants with the Noteholders and each Noteholder that it shall provide them with such financial and other information regarding the Issuer, its business and assets as any Noteholder may from time to time reasonably require.

10.2     The Issuer covenants with and undertakes to the Noteholders and to each
         Noteholder:

         (a) to inform each Noteholder promptly upon any of the representations and warranties given or to be given by the Issuer in Article III of the Securities Purchase Agreement becoming materially untrue or inaccurate, by reference to the then existing facts and circumstances;

         (b) that it shall not issue or incur any bond, note, indebtedness, debenture or debenture stock, except (i) pursuant to, or permitted under the terms of, the Securities Purchase Agreement or the Senior Loan Agreements, and (ii) for the purpose of redeeming any
              Note issued hereunder;

         (c) to supply the Noteholders and each Noteholder with the financial information as set out in Article VI (Affirmative Covenants of the Issuer) of the Securities Purchase Agreement; and

         (d) to promptly notify the Noteholders and each Noteholder of the occurrence of a Mandatory Prepayment Event or a potential Mandatory Prepayment Event.

11.      Redemption

11.1 Subject to the subordination provisions set forth in Clause 19, each Note will be redeemed at its face amount on the Expiration Date, together with all accrued interest and any other amount payable under the Notes. Redeemed Notes will be cancelled and may not be reissued or resold.

11.2 The Issuer may redeem the Notes, in whole or in part, prior to the Expiration Date

         Provided that:

         (a) the Issuer shall give to the Noteholders not less than ten (10) Business Days prior written notice of its intention to make any such prepayment;

         (b) on the redemption of the whole of the Notes, the Issuer shall pay to the Noteholders the face amount of the Notes, together with all accrued interest and any other amount payable under the Notes;

         (c) the Issuer shall pay to the Noteholder on demand a sum equal to the reasonable breakage costs incurred by the Noteholder as a result of


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

              redemption of the Note prior to the end of the applicable Interest Period (as determined by the Noteholder);

         (d) any redemption of part of the Notes will be subject to the minimum prepayment of five million U.S. dollars (U.S.$ 5,000,000) and integral multiples of one million U.S. dollars (U.S.$ 1,000,000), and any such prepayment shall be applied by the Issuer pro rata towards the prepayment of the amounts of principal of each of the Notes then outstanding; and

         (e) such redemption is expressly permitted by the terms of the Senior Secured Credit Agreement and Clause 19 hereof.

12.      Payments

12.1 On each date on which these Conditions require an amount to be paid by the Issuer, the Issuer shall make the same available to Noteholders at the opening of business on the due date for such payment by payment in U.S. dollars and in immediately available cleared funds to a bank account of each Noteholder in New York City or Budapest specified from time to time to the Issuer by such Noteholder for this purpose.

12.2 If the date on which any payment is to be made under the Conditions is not a Business Day then the Noteholders shall not be entitled to payment of such amount until the next following Business Day and shall not be entitled to any further interest or other payment in respect of any such delay.

12.3 All payments required to be made by the Issuer hereunder shall be made in U.S. dollars and shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of any without any deduction for or on account of any set-off or counterdown save as required by mandatory provisions of law.

13.      Taxes and Tax Credits

13.1 All sums payable in respect of the Notes shall be made free and clear of and without withholding or deduction for or on account of any tax unless the Issuer is required by law to make such a payment subject to the withholding or deduction of tax, in which case to the extent that the Noteholder is the Noteholder the sum payable by the Issuer in respect of which such withholding or deduction is required to be made shall be increased to the extent necessary to ensure that, after the making of such withholding or deduction, each Noteholder receives and retains (free from any liability in respect of any such withholding or deduction) a net sum equal to the sum which it would have received and so retained had no such withholding or deduction been made or required to be made.


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

13.2 If, at any time, the Issuer is required by law to make any withholding or deduction from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such withholdings or deductions are calculated), the Issuer shall promptly notify the Noteholder.

13.3 If, following the making of any increased payment by the Issuer pursuant to Clause 13.1, a Noteholder receives or is granted a credit against, remission for or repayment of any tax payable or suffered by it which is referable to such deduction or withholding or such increased payment and which confers a genuine benefit on such Noteholder, such Noteholder shall, to the extent that the auditors of such Noteholder (acting as experts and not as arbitrators) are reasonably satisfied that it can do so without prejudice to the retention of such credit, remission or repayment, promptly reimburse the Issuer with such amount as the auditors of such Noteholder (acting as experts and not as arbitrators) shall reasonably determine and certify (substantiating in reasonably sufficient detail the amount concerned but not including any matters which such Noteholder fairly regards as confidential) to the Issuer to be such proportion of such credit, remission or repayment as will leave such Noteholder (after such reimbursement) in no better position (after tax) than would have been the case had no such deduction or withholding been required to be made.

13.4 Reimbursement shall be made under Clause 13.3 above within seven (7) days after a Noteholder has actually received the benefit of such exemption, credit, emission or repayment, but any reimbursement shall include an amount in respect of interest or repayment supplement on or in respect of tax actually received or credited to such Noteholder in respect of such exemption, credit, remission or repayment and such Noteholder shall not unreasonably delay the obtaining of such benefit.

13.5 If a Noteholder is obliged to pay to the Issuer any sum under a Note and:

         (a) any such exemption, credit, remission or repayment as is referred to in Clause 13.3 is subsequently withdrawn in whole or in part; or

         (b) such sum is paid on the basis that it would be allowed to such Noteholder as a deduction or offset for taxation purposes in the accounting period of such Noteholder and such assumption subsequently proves to be incorrect, then the Issuer shall repay to such Noteholder promptly on demand such amount as the auditors of such Noteholder (acting as experts and not as arbitrators) shall reasonably determine and certify (substantiating in reasonably sufficient detail the amount concerned and not including any matters which such Noteholder fairly regards as confidential) to the Issuer to be such amount as will leave such Noteholder (after such repayment) in no better position (after tax) than would have been the case had no such circumstances mentioned in paragraphs (a) and (b) above existed.


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

14.      Interest

14.1 The rate of interest on the Notes for each Interest Period shall be the aggregate of the applicable:

         (a)  Fixed Margin; and

         (b) Interbank Rate.

14.2 Except as otherwise provided herein in Clause 19 or otherwise, interest shall be payable by the Issuer in U.S. dollars in advance on the first day of each Interest Period (each such day, an "Interest Payment Date").

14.3 The first Interest Period in respect of the Notes will commence on May 12, 2000 with the next Interest Payment Date being six (6) months thereafter.

14.4 Interest shall accrue from day to day from and including the last day of the immediately preceding Interest Period to but excluding the last day of the current Interest Period and shall be calculated at the rate specified in Clause 14.1.

15.      Default Interest and Indemnity

15.1 If interest in respect of any Note which is due and payable by the Issuer hereunder is not paid on the due date therefor or if any sum due and payable by the Issuer under any judgment of any court in connection herewith is not paid on the date of such judgment, such sum (the balance thereof for the time being unpaid being herein referred to as an "unpaid sum") shall bear interest at the rate specified in Clause
         14.1 beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Issuer to pay is discharged.

15.2 Any interest which shall have accrued under Clause 15.1 in respect of an unpaid sum shall be due and payable and shall be paid by the Issuer to the relevant Noteholder(s) at the end of the period by reference to which it is calculated or on such other date or dates as such Noteholder(s) may specify by written notice to the Issuer, provided, however that any such interest which shall have accrued as a result of an event which, but for the payment of such accrued interest as provided in the proviso set forth in the definition of "Interest Payment Default", would become an Interest Payment Default, shall be payable on the date upon which the obligation of the Issuer to pay such accrued interest is discharged, whether in accordance with the definition of "Interest Payment Default" or as otherwise provided herein.

15.3 The Issuer undertakes to indemnify each Noteholder against any cost, claim, loss, expense (including legal fees) or liability, which it may sustain or incur as a consequence of the occurrence of any default by the Issuer in the performance of any of the obligations expressed to be assumed by it in respect of the Notes.

16.      Mandatory Prepayment Event

         Upon the occurrence of any Mandatory Payment Event, the Issuer will, subject to the provisions of Clause 19, immediately prepay to the Noteholders all the outstanding principal and all interest and all other amounts payable under the Notes.

17.      Replacement of Note

         Subject to Article X of the Securities Purchase Agreement, if any Note is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Issuer, subject to all applicable laws, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuer may reasonably require. Mutilated or defaced Notes must be surrendered before replacements will be issued.

18.      Modification and Noteholders' Resolutions

18.1 Any modification to these Conditions shall be agreed in writing between the Issuer and Noteholders holding at least eighty per cent (80%) of the face amount of the Notes and any such modifications so agreed shall be binding on all further Noteholders, provided that no amendment, supplement or modification to, or waiver of, any provision set forth in this Clause 18, Clause 16, Clause 19, Clause 22 or Clause 23 may be effected without the prior written consent of the Facility Agent (with the consent of the "Majority Lenders", as defined in the Senior Secured Credit Agreement), and any such amendment, supplement, modification or waiver entered into without the prior written consent of the Facility Agent shall be null and void and without any force and effect whatsoever.

18.2 Any resolution of Noteholders in relation to these Conditions may be made in writing signed by or on behalf such Noteholders holding the relevant face amount of Notes upon delivery to the Issuer by each such Noteholder of such evidence as to its identity and its capacity as Noteholder as the Issuer may reasonably require.

19.      Subordination

19.1 The Issuer covenants and agrees, and the Noteholder by its acceptance hereof likewise covenants and agrees, that all payments of the principal of and interest and premium, if any, on the Notes and all other obligations of the Issuer now or hereafter existing under or in respect of the Notes (including, without limitation, amounts payable on account of the redemption provisions set forth herein) (collectively, the "Subordinated Debt") shall be subordinated in accordance with the provisions of this Clause 19 to the prior payment in full of all Senior Obligations. For purposes hereof, the Senior Obligations shall not be deemed to have been paid in full until the Finance Parties shall have received payment of the Senior Obligations in full in cash. In furtherance of the foregoing, the Issuer and the Noteholder, by its acceptance hereof, agrees as follows:

19.2 Upon payment or distribution of assets or securities of the Issuer of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Issuer, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Issuer, all Senior Obligations shall first be paid in full in cash, or payment provided for in cash or cash equivalents in a manner satisfactory to the Finance Parties, before any direct or indirect payment or distribution, including, without limitation, by exercise of set-off, of any cash, property or securities on account of principal of (or premium, if any) or interest or any other amounts on or in respect of the Notes and to that end the Finance Parties shall be entitled to receive directly, for application to the payment of the Senior Obligations (to the extent necessary to pay all Senior Obligations in full after giving effect to any substantially concurrent payment or distribution to or provision for payment to the Finance Parties), any payment or distribution of any kind or character, whether in cash, property or securities, in respect of the Subordinated Debt. The Facility Agent is hereby irrevocably authorized and empowered (in its own name or in the name of the Noteholders or otherwise), but shall have no obligation, to demand, sue for, collect and receive payment or distribution referred to herein and to file a claim and proofs of claim and take such other action (including without limitation, voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Noteholders hereunder.

19.3 No direct or indirect payment by or on behalf of the Issuer of principal of (premium, if any), or interest on, or any other amount with respect to, the Subordinated Debt, and no repurchase, redemption or other retirement of any Note, whether pursuant to the terms of the Note, upon acceleration or otherwise, shall be made if at the time of such payment, repurchase, redemption or retirement, a Subordination Event has occurred for so long as such Subordination Event shall not have been cured or waived in writing by all applicable parties; provided, that the payment of accrued interest specified in the proviso in the definition of "Interest Payment Default" may be paid in accordance with such proviso; and provided, further, that on and after the Standstill Termination Date, the Issuer may resume payments on account of the principal of (premium, if any), and interest (including interest pursuant to Clause 15.1) and any other amounts on the Note, subject to the provisions of Clause 19.1 and Clause 19.2 hereof;

19.4 (a) In the event that, notwithstanding the foregoing provisions prohibiting such payment or distribution, the Noteholders shall have received any payment on account of the Subordinated Debt at a time when such payment is prohibited by such provisions before the Senior Obligations are paid in full, then and in such event, such payment or distribution shall be received and held in trust by the Noteholders apart from their other assets and forthwith paid over or delivered to the Facility Agent in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Obligations in accordance with the terms of the Senior Loan Agreements.

         (b) Nothing contained in this Clause 19 will limit the right of the Noteholders to take any action provided herein with respect to the Subordinated Debt; provided that all Senior Obligations then due or thereafter declared to be due shall first be paid in full before the Noteholders are entitled to receive any payment from the Issuer of principal of, or interest on, or any other amounts under any Note.

         (c) Upon any payment or distribution of assets or securities referred to in this Clause 19, the Noteholders shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making any such payment or distribution, delivered to the Noteholders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Obligations and other indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Clause 19.

         (d) No right of any present or future holder of any Senior Obligations to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder, or by any noncompliance by the Issuer or any Noteholder with the terms and provisions and covenants herein regardless of any knowledge thereof such holder may have or otherwise be charged with.

         (e) The provisions of this Clause 19 are intended to be for the benefit of, and shall be enforceable directly by, the holders of the Senior Obligations. The Issuer and each Noteholder, by its acceptance hereof, each acknowledge that the Finance Parties are relying upon the provisions of this Clause 19 in extending such Senior Obligations.

19.5 Any payment or distribution to the Facility Agent, on behalf of the holders of the Senior Obligations, pursuant to the provisions of this Clause 19 shall entitle the Noteholder to a right of subrogation in respect thereof; provided, however that all such subrogation rights are not exercisable until the Senior Obligations shall have been paid in full.

19.6 Nothing contained in this Clause 19 or elsewhere in this Note is intended to or shall impair, as between the Issuer and the Noteholder, the obligations of the Issuer, which are absolute and unconditional, to pay to the Noteholder the principal of (premium, if any), and interest on, the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Noteholder and creditors of the Issuer other than the holders of the Senior Obligations nor shall anything herein or therein prevent any Noteholder from exercising all remedies otherwise permitted by applicable law upon the occurrence of a Mandatory Prepayment Event under this Note, subject to the rights, if any, under this Clause 19 of the holders of the Senior Obligations in respect of cash, property or securities of the Issuer received upon the exercise of any such remedy.

19.7 As long as the Senior Obligations shall not have been paid in full, no Noteholder will commence, or join with any creditor other than the holders of the Senior Obligations in commencing, or directly or indirectly cause the Issuer to commence or assist the Issuer in commencing, any proceeding referred to in Clause 19.2.

19.8 All rights and interests hereunder of the holders of the Senior Obligations, and all agreements and obligations of the Noteholders and the Issuer under this Clause 19, shall remain in full force and effect irrespective of:

         (a) the lack of validity or enforceability of any provision under any Senior Loan Agreement or any other agreement or instrument relating thereto;

         (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any other amendment or waiver of or any consent to any departure from the Senior Loan Agreements, including, without limitation, any increase in the Senior Obligations resulting from the extension of additional credit to the Issuer or any of its subsidiaries or otherwise;

         (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Obligations;

         (d) any manner of application of collateral, or proceeds thereof, to all or any of the Senior Obligations, or any manner of sale or other disposition of any collateral for all or any of the Senior Obligations or any other assets of the Issuer or any of its subsidiaries;

         (e) any change, restructuring or termination of the corporate structure or existence of the Issuer or any of its subsidiaries; or

         (f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Issuer or a subordinated creditor.

         Each Noteholder and the Issuer hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Obligations and this Clause 19 and any requirement that the Facility Agent or any holder of the Senior Obligations protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Issuer or any other person or entity or any collateral.

19.9 (a) The provisions of this Clause 19 shall continue to be effective or be reinstated, and the Senior Obligations shall not be deemed to be paid in full, as the case may be, if at any time any payment of any of the Senior Obligations is rescinded or must otherwise be returned by the Facility Agent or any holder of the Senior Obligations upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

         (b) The provisions of this Clause 19 shall (i) remain in full force and effect until the payment in full of the Senior Obligations, (ii) be binding upon the Issuer and each Noteholder and their respective successors, assigns and transferees and (iii) inure to the benefit of, and be enforceable by, each Finance Party and its successors, assigns and transferees.

20.      Miscellaneous

20.1 No failure by any Noteholder to exercise, nor any delay by such Noteholder in exercising, any right or remedy in respect of any of the Notes shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies (whether provided by law or otherwise).

20.2 Subject to Section 12.9 (Expenses) of the Securities Purchase Agreement, the Issuer will pay all costs associated with the issuance of the Notes.

21.      Notices

21.1 Any notice required to be issued or delivered by any party hereto to any other party hereto shall be issued or delivered, unless otherwise provided herein, by letter, telephone or facsimile to, in the case of the Issuer, the Issuer's other representative as set out below and, in the case of any Noteholder, to its representative specified on the Register (or to such other representative or to such other address as such Noteholder may hereafter specify in writing to the other parties hereto):

         ISSUER

Address: Terez Krt, Budapest, Hungary Tel: + 36 1 474-7732

Facsimile:        + 36 1 474-0350
Attention of:     Kaj Ole Bertram

Copies to:

                                  LEGAL COUNSEL

(Dr. Peter Lakatos - Koves & Partners Clifford Chance Madach Trade Center, Madach Imre ut 14, H-1075 Budapest, Hungary

Fax: +36 1 268 1610
Tel: +36 1 268 1600)

and

                                  LEGAL COUNSEL

                       Hungarian Telephone and Cable Corp.
                            100 First Stamford Place
                               Stamford, CT 06902

Fax: 203-348-9128
Tel: 203-348-9069

21.2 Any notice delivered by hand to the notice address of the addressee shall be deemed to be served at the time of delivery, notices sent by facsimile shall be deemed to be served upon completion of transmission and notices sent by first class post or pre-paid recorded delivery shall be deemed to be served forty-eight (48) hours after time of posting.

21.3 The Noteholder, by its acceptance hereof, understands and agrees that it may receive a request pursuant to Section 34.2 (Exceptions) of the Senior Secured Credit Agreement and that the response to such request shall be required to be provided to the Person indicated therein within fourteen (14) after delivery thereof or the Noteholder shall be deemed to have consented to such request.

22.      Law

         The Notes are governed by, and shall be construed in accordance with, the laws of the State of New York.

23.      Arbitration

23.1 New York Courts. Subject to Clause 23.2 below (Option to Refer Disputes to Arbitration), each of the Issuer and the Noteholder irrevocably agrees for the benefit of each of the Finance Parties that the courts of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Note and, for such purposes, irrevocably submits to the jurisdiction of such courts.

23.2 Option to Refer Disputes to Arbitration. Notwithstanding the provisions of Clause 23.1 above (New York Courts), (a) in the event that the Facility Agent deems it appropriate to assert its rights relating to this Note, or (b) at the option of either the Issuer or the Noteholder in the event the Facility Agent has not asserted its rights related hereto or at any time after the Senior Obligations shall have been paid in full, such Person may, in its sole discretion assert such rights in an arbitration proceeding under the UNCITRAL Arbitration Rules as more particularly outlined in the Securities Purchase Agreement which is incorporated herein by reference in its entirety.

23.3 Non-Exclusive Jurisdiction. This Clause 23.3 is for the benefit of the Finance Parties and nothing in Clause 23.1 shall prevent the Facility Agent from taking proceedings relating to a Dispute involving a holder of any Note in any other courts with jurisdiction in the jurisdiction in which such holder of such Note has its place of incorporation, principal place of business and/or substantial assets. To the extent allowed by law, the Facility Agent may take concurrent proceedings in any number of jurisdictions.

23.4 Service of Process for Arbitration Proceedings. Each party hereunder agrees that the process by which any arbitration proceedings are begun may be served on it by being delivered to the address identified in Clause 21 (Notices) or other its registered office for the time being. If the appointment of the person(s) mentioned in this Clause 23.4 ceases to be effective, such party shall immediately appoint a further person to act on its behalf as agent for the commencement of arbitration proceedings and, failing such appointment within fifteen
         (15) days, any other party or the Facility Agent shall be entitled to appoint such a person by notice to the other parties. Nothing contained in these Conditions shall affect the right to serve process in any other manner permitted by law.

23.5 Consent to Enforcement. Each party hereby consents generally in respect of any proceedings to the giving of any relief or the issue of any process in connection with such proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in such proceedings.

24. Language

The Notes shall be executed in the English language. The Notes may be translated into the Hungarian language. In the event that any dispute or question of interpretation arises, the English language version shall prevail.

25. Waiver of Jury Trial

Each of the parties hereto irrevocably waives trial by jury in any action, proceeding or Dispute with respect to this Note.

26. Amendment and Restatement

This Note amends and restates and is a substitute for, but is not in payment or satisfaction of, the Unsecured Note no. __ dated May 12, 1999 in the principal amount of U.S. $1,000,000 from the Issuer to the Noteholder.

                                    EXECUTION

The Issuer

Executed and delivered                   )     Director
by Kaj Ole Bertram, President and        )
Chief Executive Officer                  )
HUNGARIAN TELEPHONE AND                  )     Director/Secretary
CABLE CORP.                              )





The Noteholder

signed by                                )     Director/Secretary
for and on behalf of                     )
POSTABANK ES TAKAREKPENZTAR              )
RESZVENYTARSASAG                         )